EXHIBIT 99.1

News Release
TANGER REPORTS YEAR END RESULTS FOR 2013
Fourth Quarter Adjusted Funds From Operations Per Share Increases 15.2%
Comparable Tenant Sales Increase 3.2% in the Fourth Quarter
Greensboro, NC, February 11, 2014, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported its financial results for the quarter and year ended December 31, 2013. Funds from operations (“FFO”) available to common shareholders, a widely accepted supplemental measure of REIT performance, increased 16.8% to $52.3 million, or $0.53 per share, for the three months ended December 31, 2013, compared to FFO of $44.7 million, or $0.45 per share for the three months ended December 31, 2012. For the year ended December 31, 2013, FFO increased 19.4% to $192.0 million, or $1.94 per share, as compared to FFO of $160.9 million, or $1.63 per share, for the year ended December 31, 2012.

"Strong tenant demand for space was the key driver for our growth in 2013, both internally and externally, which resulted in another year of solid financial performance for Tanger," commented Steven B. Tanger, President & Chief Executive Officer. "Retailers are attracted to the outlet industry by its low relative cost of occupancy and a desire to connect with an increasing value-driven consumer. They partner with Tanger as an industry leader with a 33 year track record of developing, operating, and marketing high-quality outlet centers," he added.

FFO for all periods shown was impacted by a number of charges as described in the summary below (in thousands, except per share amounts):

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
FFO as reported	$52,271	$44,740	$192,026	$160,879
As adjusted for:
Acquisition costs	240	117	1,203	117
Demolition costs	—	—	140	—
AFFO adjustments from unconsolidated joint ventures (1, 2)	—	478	(7,422)	1,370
Impact of above adjustments to the allocation of earnings to participating securities	(3)	(6)	67	(14)
Adjusted FFO ("AFFO")	$52,508	$45,329	$186,014	$162,352
Diluted weighted average common shares	99,499	98,699	99,129	98,605
FFO per share	$0.53	$0.45	$1.94	$1.63
AFFO per share	$0.53	$0.46	$1.88	$1.65

(1)	Includes acquisition costs and abandoned development costs, as well as our share of litigation settlement proceeds and gain on early extinguishment of debt from unconsolidated joint ventures.

(2)
Our share of the gain on early extinguishment of debt related to the Deer Park reorganization was $4.6 million and our share of the Deer Park litigation proceeds was $3.4 million, for the year ended, December 31, 2013.

Excluding these charges, adjusted funds from operations (“AFFO”) increased 15.2% to $0.53 per share for the three months ended December 31, 2013, compared to $0.46 per share for the three months ended December 31, 2012. For the year ended December 31, 2013, AFFO per share increased 13.9% to $1.88 per share, compared to $1.65 per share for the year ended December 31, 2012.

Net income available to common shareholders for the three months ended December 31, 2013 increased 21.6% to $21.7 million, or $0.23 per share, as compared to net income of $17.8 million, or $0.19 per share for the three months ended December 31, 2012. For the year ended December 31, 2013, net income available to common shareholders increased 102.9% to $106.4 million, or $1.13 per share, as compared to net income available to common shareholders of $52.4 million, or $0.57 per share, for the year ended December 31, 2012. In addition to the charges described above, net income available to common shareholders for the year ended December 31, 2013 was also impacted by a $26.0 million gain on fair value measurement related to the acquisition of an additional one-third interest in the Deer Park property, and the consolidation of Deer Park into Tanger's financial statements as of August 30, 2013.

Net income, FFO and AFFO per share are on a diluted basis. FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO and to AFFO are included in this release.
Highlights for 2013

•	Same center net operating income increased 3.5% during the quarter, and 4.3% for the year, marking the 36th36 consecutive quarter of same center net operating income growth

•	Blended increase in average base rental rates on space renewed and released throughout the consolidated portfolio of 24.1%

•	Period-end consolidated portfolio occupancy rate of 98.9% at December 31, 2013, marking the 33rd consecutive year with occupancy of 95% or greater at year end

•	Comparable tenant sales for the consolidated portfolio increased 3.2% for the three months ended December 31, 2013, and 2.6% to $387 per square foot for the year ended December 31, 2013

•	Debt-to-total market capitalization ratio of 29.4% as of December 31, 2013

•	Interest coverage ratio of 4.36 times

•	Total market capitalization increased to $4.5 billion at December 31, 2013

•	Raised quarterly common share cash dividend by 7.1% on April 4, 2013, marking the 20th consecutive year of increased cash dividends

•	Completed an expansion on Tanger Outlets Gonzales in Gonzales, Louisiana in April 2013

•	Credit ratings upgraded by both Moody's and Standard & Poor's in May 2013

•	Commenced construction of Tanger Outlets Ottawa on May 15, 2013

•	Commenced construction to expand Tanger Outlets Cookstown on May 16, 2013

•	Completed mortgage financing of Tanger Outlets Texas City on July 1, 2013

•	Acquired a controlling interest in Tanger Outlets Deer Park, located in New York on Long Island on August 30, 2013

•	Commenced construction in Charlotte, North Carolina on September 20, 2013

•	Commenced construction of Tanger Outlets at Foxwoods in Mashantucket, Connecticut on September 26, 2013

•	Completed recast of unsecured lines of credit on October 24, 2013, extending the maturity, reducing the overall borrowing costs, and improving the related debt covenants

•	Completed a 10-year, 3.875% coupon, $250 million Senior Notes offering on November 25, 2013

North American Portfolio Drives Operating Results
During 2013, Tanger executed 495 leases totaling 2,085,000 square feet throughout its consolidated portfolio. Lease renewals accounted for 1,574,000 square feet, which generated a 19.3% increase in average base rental rates and represents 80.7% of the space originally scheduled to expire in 2013. Base rental rate increases on space re-tenanted during 2013 averaged 37.8% and accounted for the remaining 510,000 square feet.

Consolidated portfolio same center net operating income increased 4.3% in 2013. For the fourth quarter of 2013, consolidated portfolio same center net operating income increased 3.5%. Comparable tenant sales for the consolidated portfolio increased 3.2% for the three months ended December 31, 2013. For the year ended December 31, 2013, consolidated portfolio comparable tenant sales increased 2.6% to $387 per square foot.

Investment Activities Provide Potential Future Growth
During 2013, Tanger opened one new outlet center, expanded two of its existing properties, and acquired a controlling interest in a property that had previously been held within an unconsolidated joint venture. The company currently has five development projects under construction. Tanger commenced construction on four of these projects during 2013, and in January 2014 announced its ownership interest in a joint venture developing a new outlet center, the construction of which commenced in September 2013.
In early April 2013, Tanger hosted grand opening festivities for a small expansion of Tanger Outlets Gonzales in Gonzales, Louisiana. Originally developed by Tanger in 1992, this fully-leased expansion added approximately 40,000 square feet, bringing the property's total gross leasable area to approximately 319,000 square feet.
In May 2013, Tanger and its 50/50 co-owner broke ground on two Canadian development projects. On May 15, 2013, construction commenced on Tanger Outlets Ottawa, the first ground up development of a Tanger Outlet Center in Canada. Ottawa is the nation's capital and its fourth largest city, with 1.2 million residents and 7.5 million annual visitors. Located in suburban Kanata off the TransCanada Highway (Highway 417) at Palladium Drive, the 303,000 square foot center will feature approximately 80 brand name and designer outlet stores and is currently expected to open in time for the 2014 holiday shopping season.
On May 16, 2013, the co-owners broke ground on a major expansion and renovation of Tanger Outlets Cookstown. Cookstown is on the northern end of the Greater Toronto Area. The center is directly off Highway 400 at Highway 89, the gateway to the highest concentration of vacation homes in Southern Ontario's cottage country. The project will expand the 156,000 square foot property, which was acquired in December 2011, to nearly double its size to approximately 310,000 square feet when complete. Currently expected to be a holiday 2014 opening, the project will expand the property's tenancy by approximately 35 new brand name and designer outlet stores, while creating an updated exterior for the existing space consistent with that of the expansion.
On August 30, 2013, Tanger acquired an additional one-third ownership interest in Tanger Outlets Deer Park, located in New York on Long Island. Following the acquisition, Tanger and the minority owner restructured certain aspects of the company's ownership of the property, whereby Tanger receives substantially all of the economics generated by the property and has substantial control over the property's financial activities. The center offers over 90 outlet stores, approximately 10 restaurants, and a 16 screen movie theater which serve the 18 million people that reside within a 60 mile radius. Tanger has had an ownership interest in the property, which opened in October 2008, since the development stage. The total consideration consisted of cash, debt, and Class A limited partnership units of Tanger Properties Limed Partnership and represented a cap rate of approximately 5.6%. As a result of the acquisition of a controlling interest, the property is now consolidated for financial reporting purposes.
On September 20, 2013, Tanger and its 50/50 joint venture partner broke ground on a new outlet center in the Charlotte, North Carolina market. The center will be located eight miles southwest of uptown Charlotte at the interchange of I-485 and Steele Creek Road (NC Highway 160), the two major thoroughfares for the city. The approximately 400,000 square foot project will feature approximately 90 brand name and designer stores and is expected to open during the third quarter of 2014.
On September 26, 2013, the company broke ground at Foxwoods Resort Casino in Mashantucket, Connecticut on Tanger Outlets at Foxwoods. Tanger owns a controlling interest in the project, which will be consolidated for financial reporting purposes. The center will feature approximately 80 brand name and designer tenants. The approximately 314,000 square foot project will be suspended above ground to join the resort's two casino floors, which attract millions of visitors each year. The company currently expects the property to open in the second quarter of 2015.
A small expansion of Tanger Outlets Sevierville in Sevierville, Tennessee opened in September 2013. Originally acquired in 1997, the property's gross leasable area was expanded by approximately 20,000 square feet to approximately 438,000 square feet.
Tanger and its 50/50 joint venture partner hosted the grand opening of Tanger Outlets National Harbor on November 22, 2013, just in time for the holiday shopping season. Located within the National Harbor waterfront resort in the Washington D.C. metropolitan area, the center is accessible from I-95, I-295, I-495, and the Woodrow Wilson Bridge. The nation's capital welcomes approximately 33 million tourist visitors annually. The center includes approximately 336,000 square feet and features approximately 80 brand name and designer outlet stores. The property's upscale mix of retailers includes Banana Republic, Brooks Brothers, Calvin Klein, Coach, Diane von Furstenberg, Elie Tahari, Halston Heritage, Hugo Boss, J. Crew, Peter Millar, and many other brand names.
On January 23, 2014, Tanger announced its plans to develop Tanger Outlets Savannah through a 50/50 joint venture agreement. In September 2013, the partner commenced construction on the property, which will include approximately 385,000 square feet and feature approximately 90 upscale brand name and designer outlet stores. The highly visible site is located on I-95, just north of I-16 in Pooler, Georgia, adjacent to the City of Savannah, and near the Savannah International Airport, which welcomes 1.6 million travelers per year. The company expects the center's location to capitalize on the Tanger Outlets brand equity in the region and to provide marketing and management synergies with our centers in Charleston, Hilton Head, and Myrtle Beach, South Carolina; and Commerce and Locust Grove, Georgia.
The company also intends to develop an approximately 350,000 square foot wholly-owned outlet center in the Grand Rapids, Michigan market. The site is located 11 miles south of downtown Grand Rapids at the southwest quadrant of US-131 and 84th Street in Byron Center, Michigan with visibility from both roads. The center will be located approximately 30 miles east of Lake Michigan and its lakeside communities that are frequented by vacationers. Currently, Tanger estimates the property will open in the second half of 2015.
In addition, Tanger intends to expand Tanger Outlets Westgate in Glendale, Arizona by approximately 65,000 square feet and to expand Tanger Outlets Branson by approximately 25,000 square feet. Currently, both expansions are expected to open in time for the 2014 holiday season.
Tanger has a robust pipeline of additional development sites for which current predevelopment activities are ongoing, some of which the company has not yet announced. Previously announced projects include planned new developments in Columbus, Ohio; and Scottsdale, Arizona; as well as a planned expansion of its existing asset in Park City, Utah.
Balance Sheet Summary
During 2013, Tanger's investment grade credit ratings were upgraded by both Moody's Investor Service and Standard & Poor's. Moody's upgraded its rating to Baa1 with a stable outlook on May 23, 2013, and on May 29, 2013, Standard & Poor's upgraded its rating to BBB+ with a stable outlook.
On July 1, 2013, the Tanger Outlets Houston joint venture closed on a mortgage loan secured by the property. Construction of the property was initially funded with equity contributions by the partners. The 50/50 joint venture received total loan proceeds of $65 million and distributed the proceeds equally to the partners. Tanger used its share of the proceeds to reduce amounts outstanding under its unsecured lines of credit. The mortgage loan requires interest-only payments at 150 basis points over LIBOR and matures July 1, 2017, with the option to extend the maturity for one additional year.
On October 24, 2013, the company closed on amendments to its unsecured lines of credit, including extending the maturity, reducing the overall borrowing costs, and improving the related debt covenants. Maturity of these facilities was extended from November 10, 2015 to October 24, 2017, with the ability to further extend the maturity for an additional year at the company's option. The annual commitment fee, which is payable on the full $520 million in loan commitments, was reduced from 17.5 basis points to 15.0 basis points, and the interest rate spread over LIBOR was reduced from 110 basis points to 100 basis points.
On October 28, 2013, Tanger entered into interest rate swap agreements to reduce the company's floating rate debt exposure by locking the interest rate on the $150 million Deer Park mortgage. The loan bears interest at LIBOR plus 150 basis points and matures in August 2018. The interest rate swap agreements fix the base rate at an average of 1.3%, creating an effective interest rate for the loan of 2.8% through August 2018.
On November 25, 2013, Tanger completed a $250 million Senior Notes offering. The Notes mature December 1, 2023, bear interest at 3.875% and were priced at 98.36% of the principal amount to yield 4.076%. The net proceeds were used to repay borrowings under the company's unsecured lines of credit.
As of December 31, 2013, Tanger had a total market capitalization of approximately $4.5 billion including $1.3 billion of debt outstanding, equating to a 29.4% debt-to-total market capitalization ratio. The company had $16.2 million outstanding on its $520.0 million in available unsecured lines of credit and 79.4% of Tanger's debt was at fixed rates. For the year ended 2013, Tanger maintained an interest coverage ratio of 4.36 times.

Tanger Expects Solid FFO Per Share In 2014
Based on Tanger's internal budgeting process, the company's view on current market conditions, and the strength and stability of its core portfolio, management currently believes its net income available to common shareholders for 2014 will be between $0.78 and $0.84 per share and its FFO available to common shareholders for 2014 will be between $1.93 and $1.99 per share.
The company's earnings estimates reflect the incremental interest expense of approximately $0.07 per share related to the company's November 2013 Senior Notes offering, a projected increase in same-center net operating income of approximately 3%, and average general and administrative expense of approximately $10.5 million to $11.0 million per quarter.  The company's same center net operating income projection takes into consideration a 500,000 square foot, or 23%, decrease in the amount of leased space expiring in 2014 compared to 2013.

The projected increase in general and administrative expense compared to 2013 is primarily driven by an increase in long-term equity based compensation for our senior leadership team. Over time, our goal is to increase the percentage of overall compensation that is performance based equity rather than cash, further aligning the interests of management with those of the shareholders.

The company's estimates do not include the impact of any rent termination fees, any potential refinancing transactions, the sale of any out parcels of land, or the sale or acquisition of any properties. The following table provides a reconciliation of estimated diluted net income per share to estimated diluted FFO per share:

For the year ended December 31, 2014:
	Low Range	High Range
Estimated diluted net income per share	$0.78	$0.84
Noncontrolling interest, depreciation and amortization
uniquely significant to real estate including
noncontrolling interest share and our share
of joint ventures	1.15	1.15
Estimated diluted FFO per share	$1.93	$1.99

Year End Conference Call

Tanger will host a conference call to discuss its 2013 results for analysts, investors and other interested parties on Wednesday, February 12, 2014, at 10 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 34690988 to be connected to the Tanger Factory Outlet Centers Year End 2013 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site by clicking the Investor Relations link at www.tangeroutlet.com. A telephone replay of the call will be available from February 12, 2014 at 1:00 p.m. through 11:59 p.m., February 27, 2014 by dialing 1-855-859-2056, conference ID # 34690988. An online archive of the broadcast will also be available through February 27, 2014.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 44 upscale outlet shopping centers in 26 states coast to coast and in Canada, totaling approximately 13.3 million square feet leased to over 2,800 stores operated by more than 460 different brand name companies. More than 180 million shoppers visit Tanger Factory Outlet Centers, Inc. annually. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended December 31, 2013. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income per share, FFO and AFFO per share, same center net operating income and general and administrative expenses, as well as other statements regarding plans for new developments and expansions, the expected timing of the commencement of construction and the openings of the current and new developments, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, synergies to be obtained from developing nearby existing properties, and management's beliefs, plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether projects in our pipeline convert into successful developments, the company's ability to lease its properties, the company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and December 31, 2013 when available.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
REVENUES
Base rentals (a)	$68,811	$59,769	$253,402	$235,233
Percentage rentals	4,295	4,630	11,251	11,172
Expense reimbursements	31,110	27,333	109,654	101,110
Other income	3,186	3,204	10,702	9,482
Total revenues	107,402	94,936	385,009	356,997
EXPENSES
Property operating	34,227	29,481	121,046	111,160
General and administrative	9,879	9,715	39,119	37,452
Acquisition costs (b)	240	117	1,203	117
Depreciation and amortization	27,063	23,436	95,746	98,683
Total expenses	71,409	62,749	257,114	247,412
Operating income	35,993	32,187	127,895	109,585
Interest expense	(13,790)	(12,752)	(51,616)	(49,814)
Gain on previously held interest in acquired joint venture (c)	—	—	26,002	—
Income before equity in earnings (losses) of unconsolidated joint ventures	22,203	19,435	102,281	59,771
Equity in earnings (losses) of unconsolidated joint ventures	933	(421)	11,040	(3,295)
Net income	23,136	19,014	113,321	56,476
Noncontrolling interests in Operating Partnership	(1,208)	(952)	(5,643)	(3,267)
Noncontrolling interests in other consolidated partnerships	8	(6)	(121)	19
Net income attributable to Tanger Factory Outlet Centers, Inc.	21,936	18,056	107,557	53,228
Allocation of earnings to participating securities	(230)	(208)	(1,126)	(784)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$21,706	$17,848	$106,431	$52,444

Basic earnings per common share:
Net income	$0.23	$0.19	$1.14	$0.57

Diluted earnings per common share:
Net income	$0.23	$0.19	$1.13	$0.57

a.	Includes straight-line rent and market rent adjustments of $823 and $757 for the three months ended and $4,842 and $4,452 for the years ended December 31, 2013 and 2012, respectively.

b.	Represents potential acquisition related expenses incurred for the three months ended and for the years ended December 31, 2013 and 2012, respectively.

c.	Represents gain on fair value measurement of our previously held interest in the Deer Park joint venture recognized upon the Company's acquisition of a controlling interest on August 30, 2013.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
Rental property
Land	$230,415	$148,002
Buildings, improvements and fixtures	2,009,971	1,796,042
Construction in progress	9,433	3,308
	2,249,819	1,947,352
Accumulated depreciation	(654,631)	(582,859)
Total rental property, net	1,595,188	1,364,493
Cash and cash equivalents	15,241	10,335
Investments in unconsolidated joint ventures	145,447	126,632
Deferred lease costs and other intangibles, net	163,581	107,415
Deferred debt origination costs, net	10,818	9,083
Prepaids and other assets	81,414	60,842
Total assets	$2,011,689	$1,678,800

LIABILITIES AND EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $5,752 and $1,967, respectively)	$794,248	$548,033
Unsecured term loans (net of discount of $396 and $547, respectively)	267,104	259,453
Mortgages payable (including premium of $3,799 and $6,362, respectively)	250,497	107,745
Unsecured lines of credit	16,200	178,306
Total debt	1,328,049	1,093,537
Construction trade payables	9,776	7,084
Accounts payable and accrued expenses	49,686	41,149
Deferred financing obligation (a)	28,388	—
Other liabilities	32,962	23,155
Total liabilities	1,448,861	1,164,925

Commitments and contingencies
Equity
Tanger Factory Outlet Centers, Inc.
Common shares, $.01 par value, 300,000,000 shares authorized, 94,505,685 and 94,061,384 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	945	941
Paid in capital	788,986	766,056
Accumulated distributions in excess of net income	(265,242)	(285,588)
Accumulated other comprehensive income	2,532	1,200
Equity attributable to Tanger Factory Outlet Centers, Inc.	527,221	482,609
Equity attributable to noncontrolling interests
Noncontrolling interests in Operating Partnership	28,703	24,432
Noncontrolling interests in other consolidated partnerships	6,904	6,834
Total equity	562,828	513,875
Total liabilities and equity	$2,011,689	$1,678,800

a.
Related to the August 30, 2013 Deer Park transaction. Tanger has entered into an agreement with the Deer Park minority owner whereby the minority owner may require Tanger to acquire its ownership interest in the property on the second anniversary of the acquisition date for a price of $28.4 million, and Tanger may have the option to acquire the minority owner's interest on the fourth anniversary of the acquisition date at the same price.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
FUNDS FROM OPERATIONS (a)
Net income	$23,136	$19,014	$113,321	$56,476
Adjusted for:
Depreciation and amortization uniquely significant to real estate - consolidated	26,717	23,217	94,515	97,760
Depreciation and amortization uniquely significant to real estate - unconsolidated joint ventures	2,954	2,996	12,419	8,105
Gain on previously held interest in acquired joint venture	—	—	(26,002)	—
Impairment charge - unconsolidated joint venture	—	—	—	140
Funds from operations (FFO)	52,807	45,227	194,253	162,481
FFO attributable to noncontrolling interests in other consolidated partnerships	(12)	(36)	(202)	(26)
Allocation of earnings to participating securities	(524)	(451)	(2,025)	(1,576)
Funds from operations available to common shareholders	$52,271	$44,740	$192,026	$160,879
Funds from operations available to common shareholders per share - diluted	$0.53	$0.45	$1.94	$1.63

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	93,408	92,845	93,311	91,733
Effect of notional units	871	868	849	846
Effect of outstanding options and restricted common shares	75	94	87	82
Diluted weighted average common shares (for earnings per share computations)	94,354	93,807	94,247	92,661
Exchangeable operating partnership units (b)	5,145	4,892	4,882	5,944
Diluted weighted average common shares (for funds from operations per share computations)	99,499	98,699	99,129	98,605

OTHER INFORMATION
Gross leasable area open at end of period -
Consolidated	11,537	10,737	11,537	10,737
Partially owned - unconsolidated	1,719	2,156	1,719	2,156

Outlet centers in operation at end of period -
Consolidated	37	36	37	36
Partially owned - unconsolidated	7	7	7	7

States operated in at end of period (c)	24	24	24	24
Occupancy at end of period (c)	98.9%	98.9%	98.9%	98.9%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
The exchangeable operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

c.	Excludes the centers in which we have ownership interests in but are held in unconsolidated joint ventures.